Exhibit 99.1

Press Release Release Date: February 2, 2023

Uniti Group Inc. Announces Pricing of Upsized Senior Secured Notes Offering and Full Redemption of 7.875% Senior Secured Notes due 2025

LITTLE ROCK, Ark. – Uniti Group Inc. (the “Company,” “Uniti,” or “we”) (Nasdaq: UNIT) today announced that its subsidiaries, Uniti Group LP, Uniti Fiber Holdings Inc., Uniti Group Finance 2019 Inc. and CSL Capital, LLC (together, the “Issuers”), have upsized and priced their offering of $2,600 million aggregate principal amount of 10.50% senior secured notes due 2028 (the “New Notes”), which is an increase of $850 million over the previously announced amount. The New Notes will be issued at an issue price of 100%. The New Notes will be guaranteed on a senior unsecured basis by the Company and on a senior secured basis by each of its subsidiaries (other than the Issuers) that guarantees indebtedness under the Company’s senior secured credit facility and the Company’s existing secured notes (except initially those subsidiaries that require regulatory approval prior to guaranteeing the New Notes). The New Notes and the subsidiary guarantees will be secured by first-priority liens on substantially all of the assets of the Issuers and the subsidiary guarantors (other than certain excluded assets), which liens also ratably secure the Company’s senior secured credit facility and existing secured notes. The offering is expected to close on February 14, 2023.

The Issuers intend to use a portion of the net proceeds from the offering to fund the redemption in full (the “Redemption”) of Uniti’s outstanding 7.875% senior secured notes due 2025 (the “2025 Secured Notes”), including related premiums, fees and expenses in connection with the foregoing. The Issuers expect to redeem all outstanding principal amount of the 2025 Secured Notes on March 4, 2023 (the “Redemption Date”) at a redemption price of 101.969% of the redeemed principal amount plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. The notice of redemption issued today for the 2025 Secured Notes is conditioned upon completion of one or more debt financings in an aggregate principal amount of at least $2,600 million. This press release does not constitute a notice of redemption with respect to the 2025 Secured Notes. The Issuers intend to use the remaining net proceeds from the offering of the New Notes to repay outstanding borrowings under the Company’s revolving credit facility.

The New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The New Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT UNITI

Uniti, an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of fiber and other wireless solutions for the communications industry. As of September 30, 2022, Uniti owns approximately 134,000 fiber route miles, 8.0 million fiber strand miles, and other communications real estate throughout the United States. Additional information about Uniti can be found on its website at www.uniti.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact, including those regarding the proposed offering of the New Notes.

Words such as "anticipate(s)," "expect(s)," "intend(s)," “estimate(s),” “foresee(s),” "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could materially alter our expectations include, but are not limited to, the future prospects and financial health of Windstream Holdings, Inc. and subsidiaries, our largest customer; the ability and willingness of our customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements; the ability and willingness of our customers to renew their leases with us upon their expiration, our ability to reach agreement on the price of such renewal or ability to obtain a satisfactory renewal rent from an independent appraisal, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant; the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; the risk that we fail to fully realize the potential benefits of acquisitions or have difficulty integrating acquired companies; our ability to generate sufficient cash flows to service our outstanding indebtedness and fund our capital funding commitments; our ability to access debt and equity capital markets; the impact on our business or the business of our customers as a result of credit rating downgrades and fluctuating interest rates; our ability to retain our key management personnel; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; covenants in our debt agreements that may limit our operational flexibility; our expectations regarding the effect of the COVID-19 pandemic, inflation and rising interest rates on our results of operations and financial condition; other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and additional factors described in our reports filed with the U.S. Securities and Exchange Commission.

Uniti expressly disclaims any obligation to release publicly any updates or revisions to any of the forward-looking statements set forth in this press release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

INVESTOR AND MEDIA CONTACTS:

Paul Bullington, 251-662-1512

Senior Vice President, Chief Financial Officer & Treasurer

paul.bullington@uniti.com

Bill DiTullio, 501-850-0872

Vice President, Finance and Investor Relations

bill.ditullio@uniti.com